SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    ---------



                                    FORM 8-K



                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934




       Date of Report (Date of earliest event reported): December 16, 1999




                              HRPT PROPERTIES TRUST
               (Exact name of registrant as specified in charter)



    Maryland                        1-9317                      04-6558834
 (State or other               (Commission file               (IRS employer
 jurisdiction of                    number)                 identification no.)
  incorporation)

         400 Centre Street, Newton, Massachusetts                 02458
         (Address of principal executive offices)              (Zip code)

Registrant's telephone number, including area code:  617-796-8350

 Item 5.  Other Events.

         (a)  Election of New Trustee and Senior Vice President

         As previously announced, on December 16, 1999, HRPT Properties Trust (the "Company") elected Frederick N. Zeytoonjian, age 64, to its Board of Trustees as a Group I Trustee to fill the vacancy created by the resignation of Dr. Bruce Gans in October 1999 to become a Trustee of Senior Housing Properties Trust, a former wholly-owned subsidiary of the Company, a majority of the common shares of which were distributed in a spin-off to the Company's shareholders on October 12, 1999. Mr. Zeytoonjian will serve until the Company's 2002 annual shareholders meeting. Mr. Zeytoonjian's principal occupation is, and for the last five years has been, as a real estate investor and the founder and Chief Executive Officer of Turf Products Corporation. He is also Chairman of the Board of Yardmart.com, inc.

         In addition, Jennifer B. Clark, age 38, was elected as a Senior Vice President of the Company. Ms. Clark is a Vice President of REIT Management and Research, Inc., the investment advisor and property manager to the Company. From October 1994 through July 1999 Ms. Clark was a partner, and prior to October 1994, an associate, of the Boston law firm of Sullivan & Worcester LLP. Ms. Clark will be primarily responsible for leasing the Company's office properties.

         (b) Possible Sale of Properties and Share Buy Back Program

         The Company has decided to explore the possible sale of up to ten of its office properties containing approximately 900,000 square feet. Negotiations for the sale of some of these properties have begun on a preliminary basis and the Company intends to select brokers to market the other properties in early 2000. If all of these properties are sold, the Company currently expects the aggregate proceeds to be approximately $150 to $160 million. There is no assurance, however, that these sales will occur, or if they occur when or at what price and on what terms they will occur.

         In addition, the Company has commenced discussions regarding two separate joint ventures in which part interests in some of its larger properties may be sold to investors. The discussions are currently in the preliminary stages, and the Company has not disclosed the identity of the properties involved or the possible joint venture partners at this time. If these joint ventures are successfully concluded, the Company based on the preliminary discussions would expect to realize between $200 million and $400 million in aggregate net proceeds for both transactions. There is no assurance however that these joint ventures will occur, or if they occur when or at what price and on what terms they will occur

         If the above described dispositions do occur, the Company expects to use the net proceeds to prepay debt, to selectively purchase new investments and to fund the share buy back program described below.

         The Company's Board of Trustees recently authorized a share buy back program for up to ten per cent of its fully diluted common shares outstanding, or approximately 14 million common shares. Under the program, if commenced, shares would be purchased in open market transactions or in privately negotiated transactions during the calendar year 2000 at prices acceptable to the Company in its discretion.

The Company does not intend to increase debt leverage to purchase shares, but, instead, intends to use proceeds of asset sales or joint ventures, if any, to fund share purchases.

         (c) Amendment to the Company's Advisory Agreement

         On October 12, 1999, the Company entered into Amendment No 1. to its Advisory Agreement with REIT Management & Research, Inc. ("RMR") to modify the terms of the advisory fees due by the Company to RMR in connection with the Transaction Agreement dated as of September 21, 1999 between the Company and Senior Housing Properties Trust and the Company's spin-off of shares of Senior Housing Properties Trust in October 1999. By the terms of the Amendment, the Company's historical cost of real estate assets used to calculate the advisory fees payable by the Company to RMR excludes the Company's investment in Senior Housing Properties Trust following the spin off of Senior Housing Properties Trust in October 1999.

Item 7.     Financial Statements, Pro Forma Financial Information and Exhibits.

(c)      Exhibits.

10.1 Amendment No. 1 to Advisory Agreement, dated as of October 12, 1999, between HRPT Properties Trust and REIT Management & Research, Inc.



                           FORWARD LOOKING STATEMENTS

         This Current Report on Form 8-K contains statements and information that constitute forward looking statements within the meaning of the Securities Exchange Act of 1934, as amended. These statements appear in a number of places in this Form 8-K and include statements regarding strategies, plans, beliefs and current expectations of the Company's management. Readers are cautioned that any such forward looking statements are not guarantees of future events and involve risks and uncertainties that could cause actual results to differ materially from those in the forward looking statements. Such risks and uncertainties include, but are not limited to, the Company's operating performance may decline, the Company may be unable to conclude sales or joint ventures on satisfactory terms, the Company may be unable to fund a share buy back program or to complete a share buy back program before its share price materially increases, and the factors discussed in this Form 8-K.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                              HRPT PROPERTIES TRUST



                                   By: /s/ John Popeo
                                       John Popeo, Treasurer and Chief Financial
                                       Officer

Date: December 27, 1999